SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                         Mobius Management Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock Par Value $0.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   606925 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 606925 10 5             13G                       Page 2 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 3 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Investment Partners VI, Limited Partnership
    06-1412578
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        2,008,672 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        2,008,672 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,008,672 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.29%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 4 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Associates VI, LLC
    06-1412579
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,008,672

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,008,672

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,008,672
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.29%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 5 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak VI Affiliates Fund, Limited Partnership
    06-1414970
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        46,828

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        46,828

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     46,828
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.26%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 6 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak VI Affiliates, LLC
    06-1414968
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        46,828

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        46,828

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     46,828
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.26%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 7 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 8 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                       Page 9 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                      Page 10 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                      Page 11 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 606925 10 5               13G                      Page 12 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        2,055,500

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        2,055,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     2,055,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 Pages

                                  Schedule 13G
                         Common Stock, Par Value $0.0001
                              CUSIP No. 606925 10 5

Item 1(a)         Name of Issuer:

   Mobius Management Systems, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

   120 Old Post Road
   Rye, NY 10580

Item 2(a)         Name of Person filing:

   Oak Investment Partners VI, Limited Partnership
   Oak Associates VI, LLC
   Oak VI Affiliates Fund, Limited Partnership
   Oak VI Affiliates, LLC
   Oak Management Corporation
   Bandel L. Carano
   Gerald R. Gallagher
   Edward F. Glassmeyer
   Fredric W. Harman
   Ann H. Lamont
   Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

   c/o Oak Management Corporation
   One Gorham Island
   Westport, CT 06880

Item 2(c)         Citizenship:

   Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

   Common stock, $0.0001 par value

Item 2(e)         CUSIP Number: 606925 10 5

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities are based upon 17,787,650 shares outstanding as of November 11, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8            Identification and Classification of Members of the Group.

      Not applicable

Item 9            Notice of Dissolution of Group.

      Not applicable

Item 10           Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                    Oak Investment Partners VI,
                                    Limited Partnership

                                    By: Oak Associates VI, LLC,
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates VI, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, LLC
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member

                                OAK MANAGEMENT CORPORATION

                                By: /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Name: Edward F. Glassmeyer
                                    Title: President

                                    /s/ Bandel L. Carano
                                    --------------------------------------------
                                    Bandel L. Carano

                                    /s/ Fredric W. Harman
                                    --------------------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    --------------------------------------------
                                    Gerald R. Gallagher

                                    /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Edward F. Glassmeyer

                                    /s/ Ann H. Lamont
                                    --------------------------------------------
                                    Ann H. Lamont

                                    /s/ Eileen M. More
                                    --------------------------------------------
                                    Eileen M. More

                                INDEX TO EXHIBITS

                                                                       Page
                                                                       ----

EXHIBIT A               Agreement of Reporting Persons                  18

                                    Exhibit A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Mobius Management Systems, Inc. has been filed on behalf of the undersigned.

Signature:

   Dated February 16, 1999

                                    Oak Investment Partners VI,
                                    Limited Partnership

                                    By: Oak Associates VI, LLC,
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates VI, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, LLC
                                        As General Partner

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member


                                    Oak VI Affiliates, LLC

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Managing Member

                                OAK MANAGEMENT CORPORATION

                                By: /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Name: Edward F. Glassmeyer
                                    Title: President

                                    /s/ Bandel L. Carano
                                    --------------------------------------------
                                    Bandel L. Carano

                                    /s/ Fredric W. Harman
                                    --------------------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    --------------------------------------------
                                    Gerald R. Gallagher

                                    /s/ Edward F. Glassmeyer
                                    --------------------------------------------
                                    Edward F. Glassmeyer

                                    /s/ Ann H. Lamont
                                    --------------------------------------------
                                    Ann H. Lamont

                                    /s/ Eileen M. More
                                    --------------------------------------------
                                    Eileen M. More